Exhibit 5.1

June 22, 2020

To:

BiondVax Pharmaceuticals Ltd.

14 Einstein Street

Nes Ziona, Israel, 74036

Re:	Registration Statement on Form S-8

Ladies and Gentlemen,

We acted as Israeli counsel for BiondVax Pharmaceuticals Ltd., an Israeli company (the "Company") until August 31, 2019. This opinion is given in connection with its filing of a registration statement on Form S-8 on or about June 22, 2020 (the “Registration Statement”), under the Securities Act of 1933, as amended, which includes the registration of 18,060,080 of the Company’s ordinary shares, no par value (the “Plan Shares”) issuable under awards that were approved or granted by the Company on or before August 31, 2019 under the Company’s 2005 Israeli Share Option Plan (the “2005 Plan”) or the 2018 Israeli Share Option Plan, as amended (the “2018 Plan”; each of the 2005 Plan and 2018 Plan, called a “Plan”).

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of such documents are as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied upon certificates of officers of the Company and representations made to us by officers of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, we are of the opinion that 18,060,080 of the Plan Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the 2005 Plan or 2018 Plan, as the case may be, pursuant to agreements with respect to such Plan, and, as the case may be, pursuant to the terms of the awards that may be granted under such Plan, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Israel and we do not express any opinion as to the laws of any other jurisdiction other than those of the State of Israel.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Pearl Cohen Zedek Latzer Baratz
Pearl Cohen Zedek Latzer Baratz
Attorneys, Patent Attorneys and Notaries